Exhibit 10.87 - Form of Retention Bonus Agreement
January [●], 2017
[Name]

Re:	Retention Bonus
Dear [First Name]:
On behalf of iHeartMedia, Inc. (the “Company”), I am pleased to offer you the opportunity to receive a retention bonus, if you agree to the terms and conditions contained in this letter agreement (this “Retention Bonus Agreement”), which shall be effective as of the date set forth below in Section 7 (such date, the “Effective Date”).
1.Retention Bonus. Subject to the terms and conditions set forth herein, you will receive a payment in the amount of $[●] (the “Retention Bonus”), subject to the Company’s receipt of your countersignature on this Retention Bonus Agreement within two (2) Business days of the date hereof.
Except as set forth in the next sentence, you agree that in the event your employment with the Company terminates for any reason (a “Termination”) before the second anniversary of the Effective Date (the “Retention Date”), you will be required to repay to the Company within ten (10) days of such termination 100% of the After-Tax Value of the Retention Bonus. Notwithstanding the foregoing, in the event the Company terminates your employment for any reason other than Cause, you terminate your employment with the Company for Good Reason, or your employment terminates due to your death or Disability, in each case, before the Retention Date (a “Qualifying Termination”) and you execute and do not revoke a customary release of claims in a form reasonably satisfactory to the Company, (i) if the Qualifying Termination occurs prior to the first anniversary of the Effective Date, you will be required to repay to the Company within ten (10) days of such termination 50% of the After-Tax Value of the Retention Bonus and (ii) if the Qualifying Termination occurs following the first anniversary of the Effective Date, the date of your Qualifying Termination will be considered to be the Second Retention Date and you will not be required to repay any portion of the Retention Bonus.
For purposes of this Retention Bonus Agreement, the “After-Tax Value of the Retention Bonus” means the applicable portion of the Retention Bonus net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine the After-Tax Value of the Retention Bonus, which determination shall be conclusive and binding. It is the intention that no portion of the After-Tax Value of the Retention Bonus which is repayable by you and which is attributable to any tax benefit available to you shall be paid until you have actually received such tax benefit.
For purposes of this Retention Bonus Agreement, “Cause” has the meaning set forth in your employment agreement with the Company or, if no such employment agreement exists, “Cause,” means your (i) material breach of your duties and responsibilities, which is not remedied promptly after the Company gives you written notice specifying such breach, (ii) commission of a felony or a misdemeanor involving moral turpitude, (iii) commission of or engaging in any act of fraud, embezzlement, theft, a material breach of trust or any material act of dishonesty involving the Company or its subsidiaries, or (iv) significant violation of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries. “Good Reason” has the meaning set forth in your employment agreement with the Company or, if no such employment agreement exists, “Good Reason” means any of the following, in each case, without your consent: (i) a change in your title or any material diminution of your responsibilities or authority or the assignment of any duties inconsistent with your position, in each case, compared to what was in effect as of the Effective Date; (ii) a reduction of your annual base salary and/or target bonus as in effect on the Effective Date; or (iii) a relocation of your principal office location more than fifty (50) miles from the Company’s offices at which you are based as of the Effective Date (except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of the Effective Date). Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon any of the following: (x) your failure to provide written notice to the Company within thirty (30) days of the first occurrence of such event; (y) substantial correction of such occurrence by the Company within thirty (30) days following receipt of your written notice described in (x); or (z) your failure to actually terminate employment within the ten (10) day period following the expiration of the Company’s thirty (30)-day cure period. For purposes of this Retention Bonus Agreement, “Disability” means your inability, due to physical or mental incapacity, to perform the essential functions of your job, for two hundred seventy (270) consecutive days.
2.    Release. By executing this Retention Bonus Agreement, you are agreeing to the Waiver and Release of Claims in Exhibit A attached to this Retention Bonus Agreement.
3.    Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.
4.    No Right to Continued Employment. Nothing in this Retention Bonus Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

5.    Other Benefits. The Retention Bonus is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
6.    Restrictive Covenants. In consideration of, among other things, your ongoing relationship with the Company, this Retention Bonus, you being granted access to trade secrets and other confidential information of the Company and for other good and valuable consideration, the receipt and sufficiency of which you acknowledge, you agree to comply with the obligations in Exhibit A attached to this Retention Bonus Agreement.
7.    Effectiveness. This Retention Bonus Agreement shall be effective January [●], 2017.
8.    Governing Law. This Retention Bonus Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.
9.    Counterparts. This Retention Bonus Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
10.    Entire Agreement; Amendment. This Retention Bonus Agreement, including Exhibit A attached hereto, constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Retention Bonus Agreement may be amended or modified only by a written instrument executed by you and the Company.
11.    Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Retention Bonus Agreement shall be interpreted in a manner consistent therewith.
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This Retention Bonus Agreement, including Exhibit A attached hereto, is intended to be a binding obligation on you and the Company. If this Retention Bonus Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Retention Bonus Agreement during the time period specified in paragraph 1 above. You should make a copy of the executed Retention Bonus Agreement for your records.
Very truly yours,

iHEARTMEDIA, INC.

Robert Pittman, Chairman and Chief Executive Officer
Richard Bressler, President, Chief Operating Officer and Chief Financial Officer
The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.
Dated: January _ , 2017

[Name]

12.

Signature Page to Retention Bonus Agreement

EXHIBIT A
RESTRICTIVE COVENANT, WAIVER AND RELEASE OF CLAIMS
By executing the Retention Bonus Agreement, and as a condition to receiving the Retention Bonus, you acknowledge and agree that you are bound to the terms and conditions of this Restrictive Covenant, Waiver and Release of Claims (this “Release”). As used in this Release, “Company” means (i) the Company and all of its subsidiaries and affiliates and (ii) any buyer of the entities identified in (i) or any other successor to their business. Other than the terms defined above, all capitalized and italicized terms appearing herein have the meaning set forth in the Retention Bonus Agreement.
1.    Claims That Are Being Released. You agree that this Release constitutes a full and final release by you and your descendants, dependents, heirs, executors, administrators, assigns and successors, of any and all claims, charges, and complaints, whether known or unknown, that you have had or may have to date against Company and any of its parents, subsidiaries or affiliated entities, or the agents, plans or programs administering Company’s benefits, and their respective officers, directors, managers, members, shareholders, predecessors, successors and assigns, arising out of or related to your employment and/or the termination thereof, any agreements between you and Company, or otherwise based upon acts, events or other sets of fact that occurred on or before the date on which you sign this Release. To the fullest extent allowed by law, you hereby waive and release any and all such claims, charges and complaints in return for the Retention Bonus, as set forth in the Retention Bonus Agreement. This Release is intended to be as broad as the law allows and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Company’s right to terminate employees, and any claims under any federal, state, municipal, local or other governmental statute, regulation, or ordinance, including, without limitation:
(a)    Claims of discrimination, harassment or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Oklahoma Anti Discrimination Act, the Colorado Anti-Discrimination Act, the Texas Labor Code and the Equal Pay Act and any and all other federal, state, municipal or local equal opportunity laws;
(b)    Claims of wrongful termination of employment; statutory, regulatory and common law “whistleblower” claims; and claims for wrongful termination in violation of public policy;
(c)    Claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under the Company’s or its affiliates’ employee benefit plans, as applicable;

Exhibit A - 1

(d)    Claims arising under the Worker Adjustment and Retraining Notification Act or similar state or local laws; and
(e)    Claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.
2.    Claims That Are Not Being Released.
(a)    Notwithstanding the foregoing or anything contained herein to the contrary, this Release shall not operate to release (i) any claims that may not be released as a matter of law, (ii) any claims or rights that arise after you sign this Release, (iii) any claims or rights with respect to the accrued base salary, (iv) any claims or rights arising after you sign this Release that you may have in your capacity as a stockholder of the Company or to payments or benefits under any equity award agreement between the undersigned and Company, (v) any claims or rights, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between you and the Company or under the bylaws, certificate of incorporation or other similar governing document of Company, (vi) any claims you may have under your employment agreement which are not otherwise released hereunder or (vii) any claims or rights for D&O insurance coverage.
(b)    Further, this Release will not prevent you from doing any of the following:
(i)    Asserting any right that is created or preserved by the Retention Bonus Agreement or this Release; and
(ii)    Filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any duly authorized agency of the United States or any state (however, you are hereby waiving the right to file any claim or receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or any similarly authorized agency) pursue any class or individual charges in part or entirely on your behalf).
(c)    For the avoidance of doubt, nothing in this Release is intended to prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In addition, you do not need the prior authorization of the Company to make any such reports or disclosures, nor are you required to notify the Company that you have made such reports or disclosures.

Exhibit A - 2

3.    Restrictive Covenants. By executing the Retention Bonus Agreement, you acknowledge the importance to the Company, of protecting its legitimate business interests. You further acknowledge that the Company is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its confidential information and industry reputation, and that obtaining agreements such as this one from its employees is reasonable and necessary. You undertake the obligations in this Section 3 in consideration of your ongoing relationship with the Company, the Retention Bonus, you being granted access to trade secrets and other confidential information of the Company, and for other good and valuable consideration, the receipt and sufficiency of which you acknowledge. As used in this Section 3, “relationship” refers to your employment or association as an advisor, consultant or contractor, with the Company, as applicable.
(a)    Confidential Information. You hereby agree and acknowledge that during your relationship with the Company you have had and will continue to have access to confidential information and trade secrets including but not limited to the Company operational, programming, training/employee development, engineering, and sales information, customer lists, business and employment contracts, representation agreements, pricing and ratings information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). You acknowledge that such Confidential Information is proprietary and agree not to disclose it to anyone outside the Company except to the extent that (i) it is necessary in connection with performing your duties; (ii) you are required by court order to disclose the Confidential Information, provided that you shall promptly inform the Company, shall cooperate with the Company to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. You agree to never use Confidential Information in competing, directly or indirectly, with the Company. When employment or relationship with the Company ends, you will immediately return all Confidential Information to the Company.
(b)    Nondisparagement. You agree while employed by the Company and for three (3) years thereafter, other than in the good faith performance of your duties to the Company, not to disparage the Company or individuals whom you know are its or their officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or rebuttal of statements of others or normal competitive type of statements that are not derogatory in nature.

Exhibit A - 3

(c)    Acknowledgement of Reasonableness; Remedies. In signing the Retention Bonus Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions hereof. You acknowledge without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate business interests of the Company, that each and every one of those restraints is reasonable in respect to subject matter, length of time, and geographic area; and that these restraints will not prevent you from obtaining other suitable employment during the period in which you are bound by them. You will never assert, or permit to be asserted on your behalf, in any forum, any position contrary to the foregoing. Were you to breach any of the provisions of this Section 3, the harm to the Company would be irreparable. Therefore, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available without having to post bond, and you agree that injunctive relief is an appropriate remedy to address any such breach. Without limiting the generality of the foregoing, or other forms of relief available to the Company, in the event of your breach of any of the provisions of this Section 3, you will forfeit any award or payment made pursuant to any applicable severance or other incentive plan or program, or if a payment has already been made, you will be obligated to return the proceeds to the Company.
(d)    Unenforceability. In the event that any provision of this Section 3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
4.    Effective Date. You understand and acknowledge that by signing the Retention Bonus Agreement, you are agreeing to all of the provisions stated in this Release and has read and understood each provision.
5.    Governing Law.
(a)    This Release shall be governed by the substantive laws of the State of Texas, without regard to conflicts of law, and by federal law where applicable.
(b)    If any part of this Release is held to be invalid or unenforceable, the remaining provisions of this Release will not be affected in any way.
This Release was provided to you for consideration on January __ , 2017.

Exhibit A - 4

YOU ARE HEREBY ENCOURAGED AND ADVISED TO CONFER WITH AN ATTORNEY REGARDING THIS RELEASE. BY SIGNING THE RETENTION BONUS AGREEMENT, YOU ACKNOWLEDGE THAT YOU HAVE CONSULTED, OR HAVE HAD SUFFICIENT OPPORTUNITY TO CONSULT WITH, AN ATTORNEY OR A REPRESENTATIVE OF YOUR CHOOSING, IF ANY, AND THAT YOU ARE NOT RELYING ON ANY ADVICE FROM COMPANY, ITS AGENTS OR ATTORNEYS IN EXECUTING THE RETENTION BONUS AGREEMENT.
PLEASE READ THIS RELEASE CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Exhibit A - 5